Exhibit 16.1

February 21, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re: DoubleDown Interactive Co., Ltd.

Ladies and Gentlemen:

We have read the statements in the Form 6-K, dated February 21, 2023, of DoubleDown Interactive Co., Ltd. (the “Registrant”) and are in agreement with the statements contained in paragraphs four, five, six, and seven on page one of such Form 6-K. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

/s/ Ernst & Young LLP